UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2004

Wynn Resorts, Limited
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction Of Incorporation or Organization)	(Commission File Number)	( IRS Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada (Address of Principal Executive Offices)	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 770-7555
(Registrant's Telephone Number, including Area Code)

Item 5.	Other Events.

On August 6, 2004, the Registrant’s wholly-owned subsidiary, Wynn Resorts Holdings, LLC (“Holdings”), entered into agreements with Stephen A. Wynn, the Registrant’s Chairman of the Board and Chief Executive Officer and one of its principal stockholders, that confirm and clarify the Registrant’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resort businesses. Under the parties’ Surname Rights Agreement, Mr. Wynn has granted Holdings an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating, the “Wynn” name, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn has granted Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Also on August 6, 2004, the Registrant extended the term of Mr. Wynn’s employment agreement by ten years, until October 24, 2017, to be co-terminus with the Rights of Publicity License. The other material terms of Mr. Wynn’s employment agreement remain unchanged.

Finally, on August 6, 2004, the Registrant’s wholly-owned subsidiary, Wynn Las Vegas, LLC, entered into a Third Amended and Restated Art Rental and Licensing Agreement with Mr. Wynn, setting forth the terms and conditions under which the Wynn Las Vegas resort will exhibit “The Wynn Collection,” the personal fine art collection of Mr. Wynn and his wife, Elaine P. Wynn, who is also a Director of the Registrant. The terms of this agreement, which becomes effective upon the opening of the new resort to the public (planned for April 2005), are substantively the same as the terms under which Holdings most recently had displayed The Wynn Collection in the gallery in the former Desert Inn resort hotel, including an annual rental of one dollar ($1) for all of the leased works for the term of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2004

Wynn Resorts, Limited

By:	/s/ John Strzemp

John Strzemp
Executive Vice President and Chief Financial Officer